EXHIBIT 99.3

SINOBIOMED SUBSIDIARY NAMED
“HIGH AND NEW TECHNOLOGY ENTERPRISE”

DESIGNATION GIVES FIRM 2 YEAR TAX EXEMPTION
FOLLOWED BY 3 YEARS OF 50% TAX REDUCTION

Shanghai, China - October 2, 2007 - Sinobiomed Inc. ("Sinobiomed", or "the Company") (OTCBB: SOBM) is pleased to announce that its 82% owned subsidiary, Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. ("Shanghai Wanxing"), has been designated as a “High and New Technology Enterprise” by the Science and Technology Commission of the Municipality of Shanghai in accordance with standards set by the Chinese Ministry of Science and Technology.

The Chinese government’s preferential policies grant joint venture companies such as Shanghai Wanxing that receive the designation a number of significant benefits, including:
•	An enterprise tax exemption in its first two years of profitability;
•	A tax reduction of 50% (from 15% to 7.5% in its third to fifth years of profitability);
•	Exemptions on import duties and value added tax for equipment imported for research and production; and
•	Exemptions on export duties

“The “High and New Technology Enterprise” designation strengthens Shanghai Wanxing’s ability to accelerate product development and build corporate capacity in ways that increase shareholder value,” said Sinobiomed President and CEO Banjun Yang. “We are thankful that the Municipality of Shanghai and Ministry of Science and Technology have extended this signal honor to our firm. We fully intend to leverage the substantial tax and duty exemptions to grow the Company.”

Shanghai Wanxing qualified for the designation because it meet the “Conditions and Measures on the Designation of High and New Technology Enterprises in National High and New Technology Industry Development Zones” set forth by the Ministry of Science and Technology of China. These include:
•	Being a knowledge-intensive and technology-intensive economic enterprise with modern, scientific management system;
•	Being engaged in the research, development and production of a variety of high technologies and products;
•	Being the holder of several patents and producing products that lead the domestic market and/or meet advanced global standards;
•	Annually investing significant funding into research on high and new technologies and products

ABOUT SINOBIOMED INC.

Sinobiomed Inc. is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Sinobiomed currently has 10 products approved or in development: three on the market, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including: malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration.

Sinobiomed Inc.
Lane 4705, No. 58, North Yang Gao Rd.
Pudong, New Area Shanghai, 201206 China
Phone: 86-58993708 / Fax: 86-58993709

Contact:
Phone: 1-718-502-8801
Toll Free: 1-866-588-0829
Email: Info@Sinobiomed.Com

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